SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934



      Date of Report (Date of earliest event reported): July 26, 2004


                               The Stanley Works
-----------------------------------------------------------------------------
                (Exact name of registrant as specified in charter)


Connecticut                         1-5244                    06-0548860
-----------------------------------------------------------------------------
(State or other                   (Commission               (IRS Employer
jurisdiction of                   File Number)              Identification
incorporation)                                                    No.)


1000 Stanley Drive, New Britain, Connecticut                     06053
-----------------------------------------------------------------------------
(Address of principal executive offices)                      (Zip Code)


Registrant's telephone number, including area code:        (860) 225-5111
                                                   --------------------------


                                Not Applicable
-----------------------------------------------------------------------------
         (Former name or former address, if changed since last report)










                      Exhibit Index is located on Page 4

Item 7.     Financial Statements and Exhibits.
            ----------------------------------

    (c) 99.1 Press Release dated July 26, 2004 announcing second quarter 2004 results and providing third quarter and full year 2004 as well as full year 2005 guidance furnished pursuant to Item 12 hereof.


Item 12. In a press release attached to this Form 8-K, the company reported its results for the second quarter of 2004, provided guidance for the third quarter and full year 2004 as well a full year 2005 and elaborated on certain other activities.

                                SIGNATURE




Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.



                                          THE STANLEY WORKS



Date:  July 26, 2004                    By:    /s/ Bruce H. Beatt
       -------------                    --------------------------------
                                        Name:  Bruce H. Beatt
                                        Title: Vice President, General
                                               Counsel and Secretary

                                 EXHIBIT INDEX

                          Current Report on Form 8-K
                            Dated July 26, 2004



                           Exhibit No.        Page
                           -----------        ----

                             99.1               5

                                                             Exhibit 99.1
                                                             ------------

FOR IMMEDIATE RELEASE

Stanley Reports Strong 2nd Quarter Revenue, Earnings Per Share and Cash Flow Results

Revenues Grow 22 Percent; Continuing Operations' EPS Record 73 cents; Operating Cash Flow Increases 42 percent

New Britain, Connecticut, July 26, 2004 ... The Stanley Works (NYSE: SWK) announced that second quarter 2004 net income from continuing operations was $61 million (73 cents per fully-diluted share), surpassing the company's estimates of 63-67 cents per fully-diluted share provided on April 26, as strong organic sales growth continued throughout the quarter. These results compare with earnings of $9 million (11 cents per fully-diluted share) from continuing operations in the second quarter of 2003; such prior year results included pre-tax restructuring costs, impairment charges and other exit costs totaling $48 million pre-tax, or 38 cents per fully diluted share. Aside from these costs, prior year earnings per fully diluted share from continuing operations were 48 cents.

Net sales from continuing operations were $795 million, up 22 percent over last year. Excluding the effects of recent acquisitions (CST/Berger, Blick plc and Frisco Bay Industries) sales increased 13 percent. Strong demand continued from home center and mass merchant customers; industrial tool sales benefited from favorable market conditions and improved execution in several businesses; Security Solutions revenues increased primarily due to share gains in the access door business; and both Europe and Asia benefited from currency translations. As a result, double-digit percentage organic sales growth was achieved in all three business segments - Consumer Products, Industrial Tools and Security Solutions.

John F. Lundgren, Chairman and Chief Executive Officer, stated: "Our team delivered another solid performance, executing our strategy and serving our customers well. The company continues to generate double-digit percentage organic sales growth, supplemented with accretive acquisitions. Eight business units - hand tools, consumer storage, home decor, assembly technologies, hydraulic tools, industrial mechanics tools, fastening systems and Security Solutions - had double-digit percentage organic sales increases this quarter.

"We are especially pleased with our continued strong free cash flow, which should enable us to achieve our short-term de-leveraging objectives, while positioning us to capitalize on further growth opportunities over the longer term."

Gross profit from continuing operations was $283 million, or 35.6 percent of sales, versus $220 million in the prior year. Second quarter 2003 included $3 million of impairment charges related to the company's restructuring initiatives. Aside from such costs, gross margin was 34.3 percent last year. Thus an improvement of 130bps was realized, attributable to the carryover benefit of 2003 restructuring programs, volume leverage, the inclusion of higher-margin acquired businesses and favorable pricing and product mix. These benefits were offset to a significant degree by higher steel costs and other inflation.

Selling, general and administrative ("SG&A") expenses from continuing operations were $177 million (22.3 percent of sales). Aside from $20 million of costs relating primarily to the exiting of Mac Direct, prior year SG&A expenses were $149 million, or 22.9 percent of sales; thus an improvement of 60bps was realized. Businesses acquired in 2004 accounted for $15 million of the $28 million increase in SG&A expenses and the remainder of the business portfolio increased SG&A spending levels by 8 percent in connection with the 13 percent organic sales increase and increased funding for brand support.

Operating income was $105 million versus $74 million last year and operating margins were 13.3 percent versus 11.4 percent last year, excluding prior year impairment charges and other exit costs referred to above.

Other-net expenses of $10 million, versus $7 million excluding charges last year, increased principally due to $3 million of unfavorable currency impact and $3 million of incremental amortization of acquired intangibles, partially offset by other items.

The effective income tax rate on continuing operations was 29 percent versus 31 percent on income excluding charges in the same quarter last year and 31 percent in the first quarter of 2004. This reflects a reduction in the year-to-date tax rate to 30 percent due to increased earnings in foreign locations, a recent favorable tax law change in a foreign country and other tax planning activities.

In the second quarter of 2004, Consumer Products sales increased 15 percent to $298 million, due to the aforementioned strength in home center and mass merchant channels in the U.S. and favorable currency impacts in Europe. Pricing represented 2 percent of the sales increase, currency 3 percent and volume 10 percent. Operating margin was 13.6 percent versus 12.0 percent excluding charges last year, due primarily to favorable price, mix and operating leverage from higher sales volumes.

Industrial Tools sales increased 16 percent to $322 million. Excluding CST/Berger, acquired in the first quarter, Industrial Tools organic sales increased 11 percent to $306 million. Pricing represented 4 percent of the sales increase, currency 1 percent and volume 6 percent. Market conditions and strong execution in a number of the business units - including fastening systems, industrial mechanics tools, assembly technologies and hydraulic tools - brought about the improvement. Mac Tools revenues were down slightly, as traditional distributor additions and higher route average sales nearly offset the anticipated decline from last year's Mac Direct exit. Exclusive of impairment charges and exit costs incurred in the prior year, second quarter Industrial

Tools operating margin improved to 11.4 percent vs. 7.2 percent in 2003 due to higher volume, substantial improvement in the margin performances of Mac Tools and industrial mechanics tools (i.e., Proto), as well as the inclusion of CST/Berger.

Security Solutions sales increased 50 percent to $175 million. Excluding Blick plc and Frisco Bay Industries, acquired in the first quarter, Security Solutions organic sales increased 15 percent to $134 million, on exceptional strength in the supply and service of automatic commercial door systems in Access Technologies. In addition, Best Access Systems delivered 5 percent organic sales volume growth. Operating margin decreased to 16.2 percent versus 20.0 percent excluding charges last year, due to the inclusion of acquired businesses, overall business mix, commodity inflation and negative field productivity related partially to a change in the geographic mix of the business.

Operating cash flow was $91 million in the second quarter, a 42 percent increase over 2003, as working capital levels were closely managed during this period of strong sales volume growth. Free cash flow before dividends (cash from operations less capital expenditures) was $78 million vs. $56 million last year, a 39 percent increase, reflecting the cash flow from operations and continued effective management of capital expenditures. On a year-to-date basis, operating cash flow of $143 million and free cash flow of $122 million are 23 percent and 21 percent ahead of 2003, respectively.

On December 18, 2003, the company announced that it was evaluating the sale of as much as $175 million of equity-linked securities as a possible longer-term funding alternative for recent acquisitions. Citing recent free cash flow levels and a continued commitment to divest non-core activities, management announced today that the sale of equity-linked securities will not be required at this time. James M. Loree, Executive Vice President and Chief Financial Officer, stated: "The $122 million of free cash flow realized in the first half of the year leads us to expect that our total year free cash flow is likely to be at the upper end of our previously estimated range of $250-$300 million. This, in combination with the potential for the near-term divestiture of certain small non-core activities, should enable us to achieve our desired leverage levels without the potentially-higher dilutive effects of equity-linked securities."

Management also updated earnings estimates for 2004, projecting total sales growth of 18-20 percent and organic sales growth, aside from effects of acquisition and divestiture activity, of 8-10 percent in the third quarter of 2004. For the full year 2004, total sales growth of approximately 18 percent, including organic sales growth of approximately 10 percent, are projected.

The company continues to experience a significant impact from extraordinarily high levels of input cost inflation (particularly steel) and continues the active pursuit of price increases. The effect of commodity inflation, including freight increases, is now expected to total $70-80 million in the year 2004, of which approximately two-thirds is expected to be offset with related price increases.

Based on these sales and material cost inflation outlooks, the company expects third quarter 2004 earnings from continuing operations of approximately 70 cents per fully diluted share, versus 46 cents earned last year, and up approximately 17 percent over 60 cents per share earned last year from continuing operations on a basis excluding charges.

Management reaffirmed its previous full year 2004 earnings guidance, indicating that income from continuing operations is expected to approximate $2.75-$2.85 per fully diluted share versus $1.14 earned last year, and up 30-35 percent over $2.10 per share earned from continuing operations last year on a basis excluding charges.

Mr. Lundgren added: "This solid second quarter performance - together with the strong first quarter results we previously reported - positions us to achieve the revenue and earnings growth levels we've projected for the full year, despite the inflationary environment in which we are operating. In addition, the strength of our business portfolio leads us to expect 3-5 percent organic revenue growth and double-digit percentage earnings growth in the year 2005."

The company has scheduled a conference call with investors for 11:00 am EDT Tuesday, July 27, 2004 to discuss the information in this release. The call is accessible by telephone at (800) 267-8424 and via the Internet at www.stanleyworks.com by selecting "Investor Relations". A replay will also be available two hours after the call and can be accessed at (800) 642-1687 by entering the conference identification number 8428206.

Prior-year reported earnings within this release were supplemented with related amounts and percentages that excluded restructuring costs, impairment charges and other exit costs. Management believes these supplemental financial measures provide useful information by removing the effect of variances in reported results that, at that time, were not indicative of fundamental changes in the company's earnings capacity. Full reconciliations with reported amounts are included on pages 11-12.

The Stanley Works, an S&P 500 company, is a worldwide supplier of consumer products, industrial tools and security solutions for professional, industrial and consumer use. More information about The Stanley Works can be found at http://www.stanleyworks.com.

Contact:   Gerry Gould, V. P. - Investor Relations
           (860) 827-3833 or ggould@stanleyworks.com

The Stanley Works corporate press releases are available on the company's Internet web site at http://www.stanleyworks.com.

                              CAUTIONARY STATEMENTS

        Under the Private Securities Litigation Reform Act of 1995

Statements in the company's press release attached to this Current Report on Form 8-K regarding the company's ability to (i) achieve full year 2004 free cash flow in the upper end of $250-$300 million; (ii) divest certain small non-core activities; (iii) achieved desired leverage levels; (iv) achieve third quarter 2004 sales growth of 18-20 percent (8-10 percent organic) and full year 2004 sales growth of approximately 18 percent (10 percent organic); (v) pursue and achieve price increases and limit the effects of commodity inflation to $70-$80 million; (vi) achieve third quarter 2004 earnings from continuing operations of approximately 70 cents per fully diluted share and full year 2004 earnings from continuing operations of $2.75-$2.85 per fully diluted share; and (vii) achieve 3-5 percent organic revenue growth and double digit percentage earnings growth in 2005 are forward looking and inherently subject to risk and uncertainty.

The company's ability to deliver the results as described above (the "Results") is based on current expectations and involves inherent risks and uncertainties, including factors listed below and other factors that could delay, divert, or change any of them, and could cause actual outcomes and results to differ materially from current expectations.

The company's ability to deliver the Results is dependent upon (i) the success of the Company in integrating its recently announced acquisitions; (ii) the success of the company's efforts to raise prices in order to, among other things, offset the impact of steel and other commodity and material price inflation; (iii) the need to respond to significant changes in product demand due to economic and other changes; and (iv) continued improvements in productivity and cost reductions.

The company's ability to deliver the Results is also dependent upon (i) the continued success of the company's marketing and sales efforts, including the company's ability to recruit and retain an adequate sales force; (ii) the continued success of The Home Depot, Lowe's and Wal-Mart sales initiatives as well as other programs to stimulate demand for company products; (iii) the success of recruiting programs and other efforts to maintain or expand overall Mac Tools truck count versus prior years; (iv) the ability of the company to fulfill increasing demand for its products; (v) the ability to continue successfully managing and defending claims and litigation; and (vi) the absence or mitigation of increased pricing pressures from customers and competitors and the ability to defend market share in the face of price competition.

The company's ability to achieve the Results will also be affected by external factors. These external factors may include pricing pressure and other changes within competitive markets, the continued consolidation of customers in consumer channels, inventory management pressures on the company's customers, increasing competition, changes in trade, monetary, tax and fiscal policies and laws, inflation, currency exchange fluctuations, the impact of dollar/foreign currency exchange and interest rates on the competitiveness of products and the company's debt program, the strength of the U.S. Economy and the impact of events that cause or may cause disruption in the company's distribution and sales networks such as war, terrorist activities, political unrest and recessionary or expansive trends in the economies of the world in which the company operates.

The  company   undertakes  no  obligation  to  publicly  update  or  revise  any forward-looking statements to reflect events or circumstances that may arise after the date hereof.

                    THE STANLEY WORKS AND SUBSIDIARIES
                   CONSOLIDATED STATEMENTS OF OPERATIONS
         (Unaudited, Millions of Dollars Except Per Share Amounts)

                                       Second Quarter         Year to Date
                                    --------------------  ---------------------
                                       2004       2003       2004       2003
                                    ---------  ---------  ---------  ---------
NET SALES                           $   794.7  $   652.6  $ 1,573.3  $ 1,284.8

COSTS AND EXPENSES
  Cost of sales                         511.8      432.2    1,011.0      851.0
  Selling, general and administrative   177.5      169.0      350.0      336.8
  Interest - net                          8.6        6.6       16.6       14.4
  Other - net                            10.3       10.1       24.4       17.5
  Restructuring charges and
  asset impairments                         -       21.9          -       25.0
                                    ---------  ---------  ---------  ---------
                                        708.2      639.8    1,402.0    1,244.7
                                    ---------  ---------  ---------  ---------

EARNINGS FROM CONTINUING OPERATIONS
BEFORE INCOME TAXES                      86.5       12.8      171.3       40.1
  Income taxes                           25.1        3.5       51.4       11.8
                                     --------- ---------  ---------  ---------
NET EARNINGS FROM CONTINUING
 OPERATIONS                         $    61.4  $     9.3  $   119.9  $    28.3
                                    =========  =========  =========  =========

  Earnings from discontinued operations (including
  gain on disposal of $142.7 million)       -        5.1      142.6        5.3
  Income taxes on discontinued operations   -        2.0       47.6        2.0
                                    ---------  ---------  ---------  ---------

NET EARNINGS FROM DISCONTINUED OPERATIONS   -        3.1       95.0        3.3
                                    ---------  ---------  ---------  ---------

NET EARNINGS                        $    61.4  $    12.4  $   214.9  $    31.6
                                    =========  =========  =========  =========

BASIC EARNINGS PER SHARE OF COMMON STOCK
   Continuing operations            $    0.75  $    0.11  $    1.47  $    0.33
   Discontinued operations                  -       0.04       1.16       0.04
                                    ---------  ---------  ---------  ---------
     TOTAL basic earnings per share
     of common stock                $    0.75  $    0.14  $    2.63  $    0.37

DILUTED EARNINGS PER SHARE OF COMMON STOCK
   Continuing operations            $    0.73  $    0.11  $    1.43  $    0.33
   Discontinued Operations                  -       0.04       1.13       0.04
                                    ---------  ---------  ---------  ---------
     TOTAL diluted earnings per share
     of common stock                $    0.73  $    0.14  $    2.57  $    0.36

DIVIDENDS PER SHARE                 $    0.26  $    0.26  $    0.52  $    0.51
                                    =========  =========  =========  =========

AVERAGE SHARES OUTSTANDING (in thousands)
  Basic                                81,940     85,555     81,777     86,407
                                    =========  =========  =========  =========
  Diluted                              84,112     86,002     83,763     86,988
                                    =========  =========  =========  =========

                       THE STANLEY WORKS AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                        (Unaudited, Millions of Dollars)

                                             July 3, 2004      January 3, 2004
                                             ------------      ---------------

ASSETS
  Cash and cash equivalents                    $   235.7          $   204.4
  Accounts receivable                              571.7              482.4
  Inventories                                      394.7              377.1
  Other current assets                              86.5               98.9
  Assets held for sale                               2.9               37.9
                                               ---------          ---------
     TOTAL current assets                        1,291.5            1,200.7
                                               ---------          ---------

  Property, plant and equipment                    413.7              413.3
  Goodwill and other intangibles                   891.6              643.3
  Other assets                                     197.1              166.5
                                               ---------          ---------
                                               $ 2,793.9          $ 2,423.8
                                               =========          =========

LIABILITIES AND SHAREOWNERS' EQUITY
  Short-term borrowings and current maturities $   271.2          $   157.7
  Accounts payable                                 285.0              240.2
  Accrued expenses                                 375.7              326.4
  Liabilities held for sale                            -               29.2
                                               ---------          ---------
      TOTAL current liabilities                    931.9              753.5
                                               ---------          ---------

  Long-term debt                                   516.6              534.5
  Other long-term liabilities                      304.3              277.2
  Shareowners' equity                            1,041.1              858.6
                                               ---------          ---------
                                               $ 2,793.9          $ 2,423.8
                                               =========          =========

                       THE STANLEY WORKS AND SUBSIDIARIES
                          SUMMARY OF CASH FLOW ACTIVITY
                        (Unaudited, Millions of Dollars)

                                                Second Quarter    Year to Date
                                                --------------   --------------
                                                 2004    2003     2004    2003
                                                ------  ------   ------  ------

OPERATING ACTIVITIES
   Net earnings                                 $ 61.4  $ 12.4   $214.9  $ 31.6
   Depreciation and amortization                  22.7    21.9     47.1    44.5
   Restructuring charge and asset impairments        -    21.9        -    25.0
   Changes in working capital                      2.9   (25.6)   (13.0)  (46.1)
   Other                                           3.9    33.5   (106.0)   60.8
                                                ------  ------   ------  ------
   Net cash provided by operating activities      90.9    64.1    143.0   115.8

INVESTING AND FINANCING ACTIVITIES
  Capital and software expenditures              (12.9)   (7.8)   (21.1)  (15.3)
  Proceeds (taxes paid) from sale of business    (21.9)      -    140.0       -
  Business acquisitions                           (4.4)      -   (254.5)  (16.4)
  Cash dividends on common stock                 (21.2)  (21.8)   (42.4)  (44.0)
  Other                                           12.7   (62.8)    66.3   (34.1)
                                                ------  ------   ------  ------
  Net cash used in investing and
  Financing activities                           (47.7)  (92.4)  (111.7) (109.8)

Increase (Decrease) in Cash and Cash Equivalents  43.2   (28.3)    31.3     6.0

Cash and Cash Equivalents, Beginning of Period   192.5   156.0    204.4   121.7
                                                ------  ------   ------  ------
Cash and Cash Equivalents, End of Period        $235.7  $127.7   $235.7  $127.7
                                                ======  ======   ======  ======

Free Cash Flow Computation
--------------------------
  Operating cash flow                           $ 90.9  $ 64.1   $143.0  $115.8
  Less: capital and software expenditures        (12.9)   (7.8)   (21.1)  (15.3)
                                                ------  ------   ------  ------
  Free cash flow from operations
  (before dividends)                            $ 78.0  $ 56.3   $121.9  $100.5
                                                ======  ======   ======  ======


Free cash flow is defined as cash flow from operations less capital believes this is an important measure of its liquidity, as well as its ability to fund future growth and to provide a return to the shareowners.

                       THE STANLEY WORKS AND SUBSIDIARIES
                          BUSINESS SEGMENT INFORMATION
                        (Unaudited, Millions of Dollars)

                                       Second Quarter          Year to Date
                                    --------------------   --------------------
                                       2004       2003        2004      2003
                                    ---------  ---------   ---------  ---------

BUSINESS SEGMENTS
Net Sales
  Consumer products                 $   298.3  $   259.7   $   604.3  $   512.9
  Industrial tools                      321.5      276.4       637.5      547.9
  Security Solutions                    174.9      116.5       331.5      224.0
                                    ---------  ---------   ---------  ---------
  Consolidated                      $   794.7  $   652.6   $ 1,573.3  $ 1,284.8
                                    =========  =========   =========  =========

Operating Profit (Loss)
  Consumer products                 $    40.5  $    27.6   $    88.5  $    59.4
  Industrial tools                       36.5        1.7        66.6       (1.0)
  Security Solutions                     28.4       22.1        57.2       38.6
                                    ---------  ---------   ---------  ---------
  Consolidated                      $   105.4  $    51.4   $   212.3  $    97.0
                                    =========  =========   =========  =========


                        THE STANLEY WORKS AND SUBSIDIARIES
     CONSOLIDATED STATEMENTS OF OPERATIONS AND BUSINESS SEGMENT INFORMATION
                        RECONCILIATION TO GAAP EARNINGS
                          SECOND QUARTER 2004 vs. 2003
            (Unaudited, Millions of Dollars Except Per Share Amounts)

                                          2004                 2003
                                        --------  -----------------------------
                                                                (a)
                                                   Excluding
                                        Reported    Charges   Charges  Reported
                                        --------   ---------  -------  --------

Net sales                               $ 794.7     $ 652.6   $     -  $ 652.6
Cost of sales                             511.8       428.8       3.4    432.2
                                        -------     -------   -------  -------
Gross Margin                              282.9       223.8      (3.4)   220.4
                                           35.6%       34.3%              33.8%

Selling, general and administrative       177.5       149.4      19.6    169.0
                                        -------     -------   -------  -------
                                           22.3%       22.9%              25.9%

Subtotal                                  105.4        74.4     (23.0)    51.4
                                           13.3%       11.4%               7.9%

Interest, net                               8.6         6.6         -      6.6
Other, net                                 10.3         7.1       3.0     10.1
Restructuring charges and asset impairments   -           -      21.9     21.9
                                        -------     -------   -------  -------

Earnings from continuing operations
  before income taxes                      86.5        60.7     (47.9)    12.8
Income taxes                               25.1        19.0     (15.5)     3.5
                                        -------     -------   -------  -------
                                           29.0%       31.3%              27.3%

Net earnings from continuing operations $  61.4     $  41.7   $ (32.4) $   9.3

Earnings from discontinued operations         -         5.1         -      5.1
Income taxes on discontinued operations       -         2.0         -      2.0
                                        -------     -------   -------  -------
Net earnings from discontinued operations     -         3.1         -      3.1

Net earnings                            $  61.4     $  44.8   $ (32.4) $  12.4
                                        =======     =======   =======  =======

Average shares outstanding
(diluted, in thousands)                  84,112      86,002    86,002   86,002

Earnings per share (diluted)            $  0.73     $  0.52   $ (0.38) $  0.14
                                        =======     =======   =======  =======

BUSINESS SEGMENTS

Net Sales
  Consumer products                     $ 298.3     $ 259.7   $     -  $ 259.7
  Industrial tools                        321.5       276.4         -    276.4
  Security Solutions                      174.9       116.5         -    116.5
                                        -------     -------   -------  -------
  Consolidated                          $ 794.7     $ 652.6   $     -  $ 652.6
                                        =======     =======   =======  =======

Operating Profit
  Consumer products                     $  40.5     $  31.1   $  (3.5) $  27.6
  Industrial tools                         36.5        20.0     (18.3)     1.7
  Security Solutions                       28.4        23.3      (1.2)    22.1
                                        -------     -------   -------  -------
  Consolidated                          $ 105.4     $  74.4   $ (23.0) $  51.4
                                        -------     -------   -------  -------

Interest, net                               8.6         6.6         -      6.6
Other, net                                 10.3         7.1       3.0     10.1
Restructuring and asset impairment charges    -           -      21.9     21.9
                                        -------     -------   -------  -------

Net earnings from continuing
operations before income taxes          $  86.5     $  60.7   $ (47.9) $  12.8
                                        =======     =======   =======  =======


(a) Includes Operation 15 restructuring costs, asset impairment charges, other exit costs, and CEO retirement costs. Aggregate charges of $27.9 million arising from the exit of the Mac Direct retail channel are classified as follows: Cost of sales - $3.4 million; SG&A - $11.4 million; Other, net - $3.0 million; Restructuring and asset impairment charges - $10.1 million. In addition, SG&A reflects $7.5 million in compensation and benefit costs associated with the former CEO's announced retirement plans. The $11.8 million in remaining restructuring and asset impairment charges is mainly attributable to severance and related benefits for headcount reductions pertaining to other Operation 15 initiatives.

                        THE STANLEY WORKS AND SUBSIDIARIES
     CONSOLIDATED STATEMENTS OF OPERATIONS AND BUSINESS SEGMENT INFORMATION
                        RECONCILIATION TO GAAP EARNINGS
                               YEAR 2004 vs. 2003
             (Unaudited, Millions of Dollars Except Per Share Amounts)

                                         2004                  2003
                                      ---------   ------------------------------
                                                                (a)
                                                  Excluding
                                      Reported     Charges   Charges  Reported
                                      ---------   ---------  -------  ---------

Net sales                             $ 1,573.3   $ 1,284.8  $     -  $ 1,284.8
Cost of sales                           1,011.0       844.0      7.0      851.0
                                      ---------   ---------  -------  ---------
Gross Margin                              562.3       440.8     (7.0)     433.8
                                           35.7%       34.3%               33.8%

Selling, general and administrative       350.0       307.0     29.8      336.8
                                      ---------   ---------  -------  ---------
                                           22.2%       23.9%               26.2%

Subtotal                                  212.3       133.8    (36.8)      97.0
                                           13.5%       10.4%                7.5%

Interest, net                              16.6        14.4        -       14.4
Other, net                                 24.4        14.5      3.0       17.5
Restructuring charges and asset impairments   -           -     25.0       25.0
                                      ---------   ---------  -------  ---------
Earnings from continuing operations
  before income taxes                     171.3       104.9    (64.8)      40.1
Income taxes                               51.4        32.5    (20.7)      11.8
                                      ---------   ---------  -------  ---------
                                           30.0%       31.0%               29.4%

Net earnings from continuing
operations                            $   119.9   $    72.4  $ (44.1) $    28.3

Earnings from discontinued operations     142.6         5.3        -        5.3
Income taxes on discontinued operations    47.6         2.0        -        2.0
                                      ---------   ---------  -------  ---------
Net earnings from discontinued operations  95.0         3.3        -        3.3

Net earnings                          $   214.9   $    75.7  $ (44.1) $    31.6
                                      =========   =========  =======  =========

Average shares outstanding
(diluted, in thousands)                  83,763      86,988   86,988     86,988

Earnings per share (diluted)          $    2.57   $    0.87  $ (0.51) $    0.36
                                      =========   =========  =======  =========

BUSINESS SEGMENTS
Net Sales
  Consumer products                   $   604.3   $   512.9  $     -  $   512.9
  Industrial tools                        637.5       547.9        -      547.9
  Security Solutions                      331.5       224.0        -      224.0
                                      ---------   ---------  -------  ---------
  Consolidated                        $ 1,573.3   $ 1,284.8  $     -  $ 1,284.8
                                      =========   =========  =======  =========

Operating Profit (Loss)
  Consumer products                   $    88.5   $    62.9  $  (3.5) $    59.4
  Industrial tools                         66.6        31.1    (32.1)      (1.0)
  Security Solutions                       57.2        39.8     (1.2)      38.6
                                      ---------   ---------  -------  ---------
  Consolidated                        $   212.3   $   133.8  $ (36.8) $    97.0
                                      ---------   ---------  -------  ---------

Interest, net                              16.6        14.4        -       14.4
Other, net                                 24.4        14.5      3.0       17.5
Restructuring and asset impairment charges    -           -     25.0       25.0
                                      ---------   ---------  -------  ---------
Net earnings from continuing
  operations before income taxes      $   171.3   $   104.9  $ (64.8) $    40.1
                                      =========   =========  =======  =========


(a) Includes Operation 15 restructuring costs, asset impairment charges, other exit costs, and CEO retirement costs. Aggregate charges of $41.7 arising from the exit of the Mac Direct retail channel are classified as follows: Cost of sales - $7.0 million; SG&A - $21.6 million; Other, net - $3.0 million; Restructuring and asset impairment charges - $10.1 million. In addition, SG&A reflects $7.5 million in compensation and benefit costs associated with the former CEO's announced retirement plans. The $14.9 million in remaining restructuring and asset impairment charges is mainly attributable to severance and related benefits for headcount reductions pertaining to other Operation 15 initiatives.